                                                                EXHIBIT (c)(1)
                                                                CONFORMED COPY


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                               AGREEMENT OF MERGER

                                  BY AND AMONG


                            LUCENT TECHNOLOGIES INC.,

                            SEATTLE ACQUISITION INC.,

                                       AND

                              SPECTRAN CORPORATION





                   -------------------------------------------

                            Dated as of July 15, 1999

                   -------------------------------------------

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
1.       The Offer.........................................................................   -2-
         1.1.     The Offer................................................................   -2-
         1.2.     Company Actions..........................................................   -4-

2.       The Merger........................................................................   -4-
         2.1.     General..................................................................   -4-
         2.2.     Certificate of Incorporation.............................................   -5-
         2.3.     By-Laws..................................................................   -5-
         2.4.     Directors and Officers...................................................   -5-
         2.5.     Conversion of Securities.................................................   -6-
         2.6.     Adjustment of the Merger Consideration...................................   -6-
         2.7.     Dissenting Shares........................................................   -6-
         2.8.     Surrender of Shares; Stock Transfer Books................................   -7-
         2.9.     No Further Ownership Rights in Company Capital Stock.....................   -9-
         2.10.    Return of Payment Fund...................................................   -9-
         2.11.    Further Assurances.......................................................   -9-

3.       Representations and Warranties of the Company.....................................   -9-
         3.1.     Organization.............................................................  -10-
         3.2.     Subsidiaries.............................................................  -10-
         3.3.     Capital Structure........................................................  -10-
         3.4.     Authority................................................................  -12-
         3.5.     No Conflict..............................................................  -12-
         3.6.     SEC Documents; Undisclosed Liabilities...................................  -13-
         3.7.     Schedule 14D-9; Company Proxy Statement..................................  -14-
         3.8.     Absence of Certain Changes...............................................  -14-
         3.9.     Properties...............................................................  -16-
         3.10.    Leases...................................................................  -16-
         3.11.    Contracts................................................................  -17-
         3.12.    Absence of Default.......................................................  -18-
         3.13.    Litigation...............................................................  -18-
         3.14.    Compliance with Law......................................................  -19-
         3.15.    Intellectual Property; Year 2000.........................................  -19-
         3.16.    Taxes....................................................................  -20-
         3.17.    Benefit Plans............................................................  -21-
         3.18.    ERISA Compliance.........................................................  -21-
         3.19.    Employment Matters.......................................................  -23-
         3.20.    Environmental Laws.......................................................  -24-

         3.21.    Accounts Receivable; Inventory...........................................  -24-
         3.22.    Customers and Suppliers..................................................  -24-
         3.23.    Voting Requirements......................................................  -25-
         3.24.    State Takeover Statutes..................................................  -25-
         3.25.    Brokers..................................................................  -25-
         3.26.    Opinion of Financial Advisor.............................................  -26-
         3.27.    Complete Copies of Materials.............................................  -26-
         3.28.    Disclosure...............................................................  -26-

4.       Representations and Warranties of Lucent and Acquisition..........................  -26-
         4.1.     Organization, Standing and Corporate Power...............................  -26-
         4.2.     Authority................................................................  -26-
         4.3.     No Conflict..............................................................  -27-
         4.4.     Information Supplied.....................................................  -27-
         4.5.     Brokers..................................................................  -28-

5.       Conduct Pending Closing...........................................................  -28-
         5.1.     Conduct of Business Pending Closing......................................  -28-
         5.2.     Prohibited Actions Pending Closing.......................................  -38-
         5.3.     Other Actions............................................................  -30-

6.       Additional Agreements.............................................................  -31-
         6.1.     Access; Documents; Supplemental Information..............................  -31-
         6.2.     No Solicitation by the Company...........................................  -32-
         6.3.     Preparation of the Company Proxy Statement;
                  Company Stockholders Meeting.............................................  -34-
         6.4.     Reasonable Best Efforts..................................................  -35-
         6.5.     Stock Options; Warrants..................................................  -35-
         6.6.     Employee Benefit Plans; Existing Agreement...............................  -36-
         6.7.     Indemnification..........................................................  -37-
         6.8.     Directors................................................................  -37-
         6.9.     Fees and Expenses........................................................  -38-
         6.10.    Public Announcements.....................................................  -39-
         6.11.    Stockholder Litigation...................................................  -39-

7.       Conditions Precedent..............................................................  -39-
         7.1.     Conditions Precedent to Each Party's Obligation to Effect the Merger.....  -39-
         7.2.     Conditions Precedent to Obligations of Acquisition and Lucent............  -40-
         7.3.     Conditions Precedent to the Company's Obligations........................  -41-

8.       Non-Survival of Representation and Warranties.....................................  -41-
         8.1.     Representations and Warranties...........................................  -41-

9.       Contents of Agreement; Parties in Interest; etc...................................  -41-

10.      Assignment and Binding Effect.....................................................  -42-

11.      Termination.......................................................................  -42-

12.      Definitions.......................................................................  -43-

13.      Notices...........................................................................  -45-

14.      Amendment.........................................................................  -46-

15.      Extensions; Waiver................................................................  -47-

16.      Governing Law.....................................................................  -47-

17.      No Benefit to Others..............................................................  -47-

18.      Severability......................................................................  -47-

19.      Section Headings..................................................................  -47-

20.      Schedules and Exhibits............................................................  -48-

21.      Counterparts......................................................................  -48-

Glossary of Defined Terms..................................................................     i

                               AGREEMENT OF MERGER


         AGREEMENT OF MERGER ("Agreement") dated as of July 15, 1999 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), SEATTLE ACQUISITION INC., a Delaware corporation ("Acquisition"), and SPECTRAN CORPORATION, a Delaware corporation (the "Company").

                                   BACKGROUND

         A. The Company is a Delaware corporation with its registered office located at 9 East Lockerman Street, Dover, Delaware 19901 and has authorized 20,000,000 shares of common stock with voting rights, par value $.10 per share (the "Company Voting Common Stock"), of which 7,040,930 shares of Company Voting Common Stock are issued and outstanding, and 250,000 shares of common stock with no voting rights, par value $.10 per share (the "Company Non-Voting Common Stock" and together with the Company Voting Common Stock, the "Company Common Stock"), of which no shares of Company Non-Voting Common Stock are issued and outstanding. The Company is engaged principally in the design, development, production, marketing, distribution, maintenance and support of multi-mode and single-mode optical fiber for data communications and telecommunications applications.

         B. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

         C. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that, as a result of the merger, the Company will survive and become a wholly-owned subsidiary of Lucent. Acquisition is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware and has authorized an aggregate of 1,000 shares of common stock, no par value per share (the "Acquisition Common Stock").

         D. In furtherance of the acquisition of the Company by Lucent on the terms and subject to the conditions set forth in this Agreement, Lucent proposes to cause Acquisition to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Company Common Stock (the "Shares"), at a purchase price of $9.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement.

         E. The Board of Directors of each of Lucent, Acquisition and the Company has determined that the Offer, this Agreement and the merger of Acquisition with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and, subject to the terms and conditions of this Agreement, is advisable and in the best interests of Lucent, Acquisition and the Company and their respective stockholders. The Board of Directors of each of Lucent, Acquisition and the Company have approved the Offer, this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

         1.       The Offer.

                  1.1. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Lucent and the Company of this Agreement, Acquisition shall, and Lucent shall cause Acquisition to, commence the Offer. The initial expiration date for the Offer shall be the 20th business day following the commencement of the Offer. The obligation of Acquisition to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Acquisition in its sole discretion; provided that, without the prior written consent of the Company, Acquisition shall not waive the Minimum Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Acquisition expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Acquisition shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions any terms that are adverse to the holders of the Shares,
(iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Acquisition may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law and (C) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. Lucent and Acquisition agree that if all the Offer Conditions are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Acquisition shall extend the Offer from time to time until such conditions are satisfied or waived; provided that Acquisition shall not be required to extend the Offer beyond September 30, 1999. Subject to the terms and conditions of the Offer and this Agreement, Acquisition shall, and Lucent shall cause Acquisition to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Acquisition becomes obligated to accept for payment and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Lucent and Acquisition shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such
Schedule 14D-1 and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the "Offer Documents"). Lucent and Acquisition agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Lucent or Acquisition with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Lucent, Acquisition and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Lucent and Acquisition further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Lucent and Acquisition agree to provide the Company and its counsel any comments Lucent, Acquisition or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (c) Lucent shall provide or cause to be provided to Acquisition on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Acquisition becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                  1.2. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Shares by Acquisition pursuant to the Offer and the other transactions contemplated by this Agreement. The Company has been advised by each of its directors and executive officers who owns Shares (each of whom is listed in Item 1.2(a) of the Company Disclosure Schedule) that such person currently intends to tender all Shares (other than Shares, if any, held by such person that, if tendered, could cause such person to incur liability under the provisions of
Section 16(b) of the Exchange Act) owned by such person pursuant to the Offer.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "Schedule 14D-9") containing, subject to the terms of this Agreement, the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Lucent or Acquisition specifically for inclusion in the Schedule 14D-9. Each of the Company, Lucent and Acquisition agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Lucent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Lucent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Acquisition promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Acquisition such information and assistance (including updated lists of stockholders, security position listings and computer files) as Lucent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Lucent and Acquisition and each of their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

         2.       The Merger.

                  2.1. General. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Acquisition shall be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition in accordance with the DGCL. At the election of Lucent, to the extent that any such action would not cause a failure of a condition to the Offer or the Merger, any direct or indirect wholly owned Subsidiary of Lucent may be substituted for and assume all of the rights and obligations of Acquisition as a constituent corporation in the Merger. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                  (b) The Merger shall become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware substantially in the form of Exhibit B attached hereto (the "Certificate of Merger") in accordance with the provisions of Section 251 of the DGCL or such later time as may be stated in the Certificate of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, N.Y. at 10:00 A.M., two business days after the date on which the last of the conditions set forth in Article 7 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

                  (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  2.2. Certificate of Incorporation. The certificate of incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by law except that Article I of such certificate of incorporation shall be amended to read as follows:
"The name of the Corporation is: SpecTran Corporation."

                  2.3. By-Laws. The by-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein and by law.

                  2.4. Directors and Officers. From and after the Effective Time, (a) the directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and (b) the officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

                  2.5. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Lucent, Acquisition, the Company or the holders of any of the following securities:

                  (a) Each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.10 par value per share, of the Surviving Corporation;

                  (b) Each Share that is owned or held in treasury by the Company and each Share that is owned by Acquisition or Lucent shall automatically be canceled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto. Each Share that is owned by any Subsidiary of either the Company or Lucent (other than Acquisition) shall remain outstanding without change; and

                  (c) Subject to the provisions of Section 2.6, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled or to remain outstanding in accordance with Section 2.5(b) and other than Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of a certificate representing any such Shares shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration, without interest.

                  2.6. Adjustment of the Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the outstanding shares of Company Common Stock, any change or conversion of outstanding shares of Company Common Stock into other securities or any other dividend or distribution with respect to the outstanding shares of Company Common Stock should occur, appropriate and proportionate adjustments shall be made to the Merger Consideration, and thereafter all references to the Merger Consideration shall be deemed to be to the Merger Consideration as so adjusted.

                  2.7. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the

Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 2.5(c). Such stockholders shall instead be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by such stockholders who shall have failed to perfect or who effectively shall have withdrawn their demand for appraisal or lost their rights to appraisal of such shares under Section 262, after the Effective Time, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in Section 2.5(c), without any interest thereon, upon surrender, in the manner provided in Section 2.8, of the certificate or certificates that formerly evidenced by such Dissenting Shares.

                  (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  2.8.     Surrender of Shares; Stock Transfer Books.

                  (a) Prior to the Effective Time, Lucent shall designate The Bank of New York, or another bank or trust company designated by Lucent, to act as paying agent in the Merger (the "Paying Agent"), and, from time to time, on, prior to or after the Effective Time, Lucent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing outstanding shares of Company Common Stock (the "Certificates") as part of the Merger pursuant to Section 2.5, and such amounts as and when so made available shall hereinafter be referred to as the "Payment Fund" (it being understood that any and all interest earned on funds deposited with the Paying Agent pursuant to this Agreement shall be turned over to Lucent).

                  (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable best efforts to cause the Paying Agent to send to each Person who was, at the Effective Time, a holder of record of Certificates, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Paying Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto and such other documents as the Paying Agent may reasonably require, such holder shall be entitled to receive in exchange therefor the applicable

Merger Consideration, and the Certificates so surrendered shall then be canceled. Such Merger Consideration shall be mailed as promptly as practicable after the satisfaction by such holder of the foregoing. Subject to Section 2.8(c), until surrendered as contemplated by this Section 2.8(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (c) If payment of any portion of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such payment that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Paying Agent any transfer or other taxes required as a result of the payment of the Merger Consideration to such Person or (ii) shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. Lucent, Acquisition or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration or Company Stock Option Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or holder of Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent, Acquisition or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or holder of Company Stock Options, in respect of which such deduction and withholding was made by Lucent, Acquisition or the Paying Agent. All amounts in respect of taxes received or withheld by Lucent, Acquisition or the Paying Agent shall be disposed of by Lucent, Acquisition or the Paying Agent in accordance with the Code or such state, local or foreign tax law, as applicable.

                  (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Certificate as determined in accordance herewith. When authorizing such payment of the Merger Consideration in exchange for such Certificate, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against Lucent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (e) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

                  (f) Neither Lucent nor the Company shall be liable to any former holder of Company Capital Stock for any Merger Consideration which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

                  2.9. No Further Ownership Rights in Company Capital Stock. The Merger Consideration shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such surrendered Certificates.

                  2.10. Return of Payment Fund. Any portion of the Payment Fund which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Paying Agent their Certificates in compliance herewith shall thereafter look only to Lucent for payment of their claim for their portion of the Payment Fund. Neither Lucent, Acquisition, the Paying Agent or the Company shall be liable to any former holder of Company Common Stock for any portion of the Payment Fund which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

                  2.11. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.

         3.       Representations and Warranties of the Company.

                  Except as set forth on the Disclosure Schedule delivered by the Company to Lucent prior to the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, the Company represents and warrants to Lucent and Acquisition as follows:

                  3.1. Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted. Except as set forth in Item 3.1 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing, would not have a Material Adverse Effect. The Company has made available to Lucent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the charter documents for each of its Subsidiaries in each case, as amended to the date hereof.

                  3.2. Subsidiaries. Item 3.2 of the Company Disclosure Schedule contains (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the total number of shares of each class of capital stock of (or other equity interests in) each Subsidiary authorized, the number of shares (or other equity interests) outstanding and the number of shares (or other equity interests) owned by the Company or any other Subsidiary of the Company and (iii) a complete list of the directors and officers of the Company and each Subsidiary. All the issued and outstanding capital stock of (or other equity interests in) each Subsidiary have been duly and validly authorized and issued and are fully paid, nonassessable and free of pre-emptive rights. None of the outstanding capital stock of (or other equity interests in) any Subsidiary has been issued in violation of the preemptive rights of any equity holder of such Subsidiary. The capital stock of (or other equity interests in) each Subsidiary were issued in compliance in all material respects with all applicable federal and state securities laws and regulations, are owned free and clear of all Liens (except as set forth in Item 3.2 of the Company Disclosure Schedule) and are free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest.

                  3.3. Capital Structure. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Voting Common Stock and 250,000 shares of Company Non-Voting Common Stock. At the close of business on July 14, 1999, (i) 7,040,930 shares of Company Voting Common Stock were issued and outstanding; (ii) no shares of Company Non-Voting Common Stock were issued and outstanding; (iii) no shares of Company Common Stock were held by the Company in its treasury; (iv) 150,000 shares of Company Common Stock were reserved for issuance upon exercise of the Warrants; and (v) 1,411,836 shares of Company Common Stock were reserved for issuance pursuant to the SpecTran Corporation 1991 Incentive Stock Option Plan and the SpecTran Corporation Incentive Stock Option Plan (collectively, the "Company Stock Plans") (of which 1,037,739 shares are subject to outstanding Company Stock Options as of July 14,
1999).

                  (b) Except as set forth in paragraph (a), at the close of business on July 14, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than outstanding stock options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans (collectively, "Company Stock Options")) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise and no warrants to purchase shares of capital stock of the Company at any time or upon the occurrence of any stated event. The Company has delivered to Lucent a complete and correct list, as of June 30, 1999, of the number of shares of Company Common Stock subject to Company Stock Options and the exercise prices thereof.

                  (c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of the Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights and were issued in compliance in all material respects with all applicable federal and state securities laws.

                  (d) Except as set forth in this Section 3.3 and except for changes since July 14, 1999 resulting from the issuance of shares of Company Common Stock pursuant to Company Stock Options outstanding as of July 14, 1999, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company. Except as set forth in this
Section 3.3, on the date hereof there are not any outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.

                  (e) There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, (ii) warrants, calls, options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any such Subsidiary or (iii) obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of such Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for the Company's ownership of the Subsidiaries, the Company does not, directly or indirectly, have any ownership or other interest in, or control of, any Person, nor is the Company or any Subsidiary controlled by or under common control with any Person.

                  3.4. Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and except, in the case of this Agreement, for (i) Company Stockholder Approval and
(ii) the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  3.5. No Conflict. (a) Except as set forth in Item 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings and approvals under similar foreign antitrust laws and regulations; (ii) the filing with the SEC and The Nasdaq National Market ("Nasdaq") of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting for the approval by the stockholders of the Company of the Merger (such proxy statement, as amended or supplemented from time to time, the "Company Proxy Statement"), and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and (iv) such consents, approvals, orders or authorizations which if not made or obtained, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

                  3.6. SEC Documents; Undisclosed Liabilities. Except as set forth in Item 3.6 of the Company Disclosure Schedule, the Company has filed with the SEC since January 1, 1997 or, with respect to the Offer, will file with the SEC all required registration statements, reports, schedules, forms, statements, proxy or information statements and other documents (including exhibits and all other information incorporated therein) (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied or, with respect to those not yet filed, will comply in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and, in each case, the rules and regulations of the SEC promulgated thereunder and, except to the extent that information contained in any Company SEC Document has been revised and superseded by a later filed Company SEC Document, did not or, with respect to those not yet filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed

SEC Documents"), (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) disclosed in Item 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

                  3.7. Schedule 14D-9; Company Proxy Statement. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Company Proxy Statement, if any, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Company Proxy Statement, if any, at the date the Company Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Company Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Lucent specifically for inclusion or incorporation by reference therein.

                  3.8. Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Company Filed SEC Documents, since December 31, 1998, the Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been:

                  (a) any event or occurrence which could reasonably be expected to have a Material Adverse Effect on the Company;

                  (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock;

                  (c) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution, for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Plans, in each case awarded prior to the date hereof in accordance with their present terms;

                  (d) (i) Except as set forth in Item 3.8(d)(i) of the Company Disclosure Schedule, any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company Filed SEC Documents, (ii) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business consistent with past practice, (iii) except as set forth in Item 3.8(d)(iii) of the Company Disclosure Schedule, any entry by the Company or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, or (iv) any amendment to, or modification of, any Company Stock Option;

                   (e) except insofar as may have been required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company;

                   (f) any tax election that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability;

                  (g) any impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking which could reasonably be expected to have a Material Adverse Effect on the Company;

                  (h) any issuance, delivery or agreement (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or the incurrence of or agreement to incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or the entry into any lease the obligations of which, in accordance with GAAP, would be capitalized;

                  (i) any material amendment or termination of any agreement to which the Company or any of its Subsidiaries is a party and is or should be set forth on Item 3.11 of the Company Disclosure Schedule;

                  (j) except as set forth in Item 3.8(j) of the Company Disclosure Schedule, any undertaking or commitment to undertake capital expenditures exceeding $100,000 for any single project or related series of projects;

                  (k) except as set forth in Item 3.8(k) of the Company Disclosure Schedule, any sale, lease (as lessor), transfer or other disposition of, mortgage, pledge, or imposition of any

Lien on, any of the assets reflected on the Company's most recent audited financial statement included in the Company Filed SEC Documents or any assets acquired by the Company or any of its Subsidiaries after the date of such audited financial statement, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Liens;

                  (l) cancellation of any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

                  (m) except as set forth in Item 3.8(m) of the Company Disclosure Schedule, acceleration or delay in collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

                  (n) acceleration or delay in payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice; and

                  (o) entry into or commitment to enter into any other material transaction except in the ordinary course of business.

                  3.9. Properties. (a) Each of the Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all its properties and assets reflected on the most recently audited balance sheet contained in the Company Filed SEC Documents or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet, (ii) properties and assets the loss of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company and (iii) properties and assets sold in connection with the transaction referred to in Item 3.8(k) of the Company Disclosure Schedule.

                  (b) Except as set forth in Item 3.9(b) of the Company Disclosure Schedule, neither the Company nor any or its Subsidiaries owns any real property.

                  3.10. Leases. Item 3.10 of the Company Disclosure Schedule lists all outstanding leases, both capital and operating, or licenses, pursuant to which the Company or any of its Subsidiaries has (i) obtained the right to use or occupy any real or tangible personal property under arrangements where the remaining obligation is more than $50,000, inclusive of any renewal rights or (ii) granted to any other Person the right to use any material item of machinery, equipment, furniture, vehicle or other personal property of the Company or any of its Subsidiaries having an original cost of $50,000 or more.

                  3.11. Contracts. Item 3.11 of the Company Disclosure Schedule lists any of the following not otherwise listed on any other item of the Company Disclosure Schedule:

                  (a) each written contract or commitment which creates an obligation on the part of the Company or any of its Subsidiaries in excess of $100,000;

                  (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company or any of its Subsidiaries is a lender, borrower or guarantor, in a principal amount in excess of $100,000;

                  (c) each written contract or commitment restricting the Company or any of its Subsidiaries from engaging in any industry or in any line of business in any location;

                  (d) each written contract or commitment in excess of $10,000 to which the Company or any of its Subsidiaries is a party for any charitable contribution;

                  (e) each written joint venture or partnership agreement to which the Company or any of its Subsidiaries is a party;

                  (f) each written agreement in excess of $25,000 to which the Company or any of its Subsidiaries is a party with respect to any assignment, discounting or reduction of any receivables of the Company or such Subsidiary;

                  (g) each written distributorship, sales agency, sales representative, reseller or marketing agreement to which the Company or any of its Subsidiaries is a party, and each sales representative agreement is substantially identical to the form previously delivered to Lucent;

                  (h) each value added reseller, original equipment manufacturing, technology transfer, source code license or other license or each other agreement containing the right to sublicense software and/or technology, in each case, to which the Company or any of its Subsidiaries is a party, other than "off-the-shelf" software;

                  (i) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, having a value in excess of $100,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

                  (j) each written employment contract entered into by the Company or any of its Subsidiaries; and

                  (k) each supply agreement to which the Company or any of its Subsidiaries is a party that the Company or such Subsidiary could not readily replace without a Material Adverse Effect on the Company.

                  There are (i) no oral contracts or commitments of the types described in this Section 3.11 which create an obligation on the part of the Company or any of its Subsidiaries in excess of $25,000, (ii) no contracts or commitments between the Company or any of its Subsidiaries and any Affiliate (other than a wholly-owned Subsidiary) and (iii) no contracts or commitments which would create rights to any Person against Lucent or any of its Affiliates (other than rights against the Company and its Subsidiaries as in effect on the Closing Date).

                  3.12. Absence of Default. Except as set forth in Item 3.12 of the Company Disclosure Schedule, each of the leases, contracts and other agreements listed or required to be listed in Items 3.10 and 3.11 of the Company Disclosure Schedule that create obligations on any Person in excess of $100,000 constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect after the Effective Time, in each case, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. Each of the Company and its Subsidiaries has fulfilled and performed in all material respects its obligations under each such lease, contract or other agreement to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof (except for any such lease, contract or other agreement which, by its terms, will expire prior to the Effective Time) and neither the Company nor any such Subsidiary is, and, neither the Company nor any such Subsidiary is alleged in writing to be, in breach or default under, nor is there or is there alleged in writing to be any basis for termination of, any such lease, contract or other agreement. To the best knowledge of the Company, no other party to any such lease, contract or other agreement has breached or defaulted thereunder. No event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the best knowledge of the Company, by any such other party. The Company is not currently renegotiating any such lease, contract or other agreement or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each such lease, contract or other agreement and any amendments thereto have heretofore been delivered to Lucent.

                  3.13. Litigation. Item 3.13 of the Disclosure Schedule sets forth (i) any actions, suits, arbitrations, legal or administrative proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal as to which any of the assets, properties or business of the Company or any of its Subsidiaries is subject; and (iii) any actions, suits, arbitrations or proceedings as to which the Company or any such Subsidiary is the plaintiff or the Company or any such Subsidiary is contemplating commencing legal action against any other Person. None of the matters, if any, listed on Item 3.13 of the Disclosure Schedule could reasonably be expected to have a Material Adverse Effect on the Company.

                  3.14. Compliance with Law.

                  (a) Each of the Company and its Subsidiaries has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") to which it or its business is subject;

                  (b) Each of the Company and its Subsidiaries has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company or such Subsidiary has no reason to believe would not be issued in due course and (ii) which, the failure of the Company or such Subsidiary to possess, would not subject the Company and its Subsidiaries to penalties other than fines not to exceed $50,000 in the aggregate ("Immaterial Authorizations"); and

                  (c) Neither the Company nor any of its Subsidiaries has received notice of violation of, or knows of any violation of, any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).

                  3.15. Intellectual Property; Year 2000. (a) Except as set forth in Item 3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of the Company and its Subsidiaries as presently conducted.

                  (b) To the Company's best knowledge, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person) which has not been settled or otherwise fully resolved. To the Company's best knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries.

                  (c) Assuming that Lucent continues to operate the business of the Company and its Subsidiaries as presently conducted and proposed to be conducted by the Company then, to the Company's best knowledge, Lucent's use of the Intellectual Property Rights or other proprietary information which is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other Person.

                  (d) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or
(ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable all right, title and interest in such material.

                  (e) The Company has taken all necessary steps reasonably to assure that the year 2000 date change will not adversely affect its operations or the systems and facilities that support the operations of the Company and its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

                  3.16. Taxes. (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (b) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) The Company Benefit Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement and, to the best knowledge of the Company, no fact or circumstance exists that could reasonably be expected to cause such disallowance to apply to any such amounts.

                  (d) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (e) Neither the Company nor any of its Subsidiaries is a party (other than as an investor) to any outstanding industrial development bond.

                  3.17. Benefit Plans. (a) Item 3.17 of the Company Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Company Benefit Plans") maintained, or contributed to, by the Company, any of its Subsidiaries or any Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company, such Subsidiaries and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company. The Company has made available to Lucent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required),
(iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit.

                  (b) Since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company, any of its Subsidiaries or any Commonly Controlled Entity of any Company Benefit Plans, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans of the Company, or any change in the manner in which contributions to any Pension Plans of the Company are made or the basis on which such contributions are determined.

                  3.18. ERISA Compliance. (a) With respect to the Company Benefit Plans, no event has occurred and, to the best knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable law that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect under ERISA, the Code or any other applicable law.

                  (b) Each Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Benefit Plan that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. The Company, its Subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all regulations promulgated thereunder, all other applicable laws, regulations and other pronouncements, and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the best knowledge of the Company, no fact or event has occurred since that date of any determination letter from the IRS which could reasonably be expected to affect adversely the qualified status of any such Benefit Plan or the exempt status of any such trust. There are no pending or, to the best knowledge of the Company, threatened lawsuits, claims, grievances, investigations or audits of any Benefit Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                  (c) Neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the best knowledge of the Company, there are no facts or circumstances that could reasonably be expected to materially change the funded status of any Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed within the 12-month period ending on the date hereof. No Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (d) Under each Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such plan's most recent actuarial valuation), did not exceed the then current value of the assets of such plan.

                  (e) Except as set forth in Item 3.18(e) of the Company Disclosure Schedule, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Item 3.18(e) of the Company Disclosure Schedule, no amount payable, or economic benefit provided, by the Company or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement. No Person is entitled to receive any additional payment from the Company or its Subsidiaries or any other Person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such Person. The Board of Directors of the Company or any of its Subsidiaries has not granted to any Person any right to receive any Parachute Gross-Up Payment.

                  (f) Except as set forth in Item 3.18(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation under any "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by
Part 6 of Title I of ERISA.

                  3.19. Employment Matters. (a) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (b) the Company believes that the Company's and its Subsidiaries' relations with their respective employees is satisfactory; (c) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could have a Material Adverse Effect on the Company; (d) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any such Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (e) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries; (f) there is no strike, slowdown, work stoppage or lockout existing, or, to the best knowledge of the Company, threatened, by or with respect to any employees of the

Company or any of its Subsidiaries; (g) except as set forth in Item 3.19(g) of the Company Disclosure Schedule, no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or any of its Subsidiaries; (h) there are no claims pending against the Company or any of its Subsidiaries before any workers' compensation board which could reasonably be expected to have a Material Adverse Effect on the Company; and (i) neither the Company nor any of its Subsidiaries has received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or any of its Subsidiaries and, to the best knowledge of the Company, no such investigation is in progress.

                  3.20. Environmental Laws. The Company has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the best knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the best knowledge of the Company, threatened, actions, suits or proceedings against the Company, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

                  3.21. Accounts Receivable; Inventory. (a) Except as set forth in Item 3.21(a) of the Company Disclosure Schedule, all accounts receivable of the Company and its Subsidiaries (i) have arisen from bona fide transactions by the Company or its Subsidiaries in the ordinary course of its business and represent and will represent bona fide claims against debtors for sales and other charges and (ii) are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances accrued on the books of the Company and its Subsidiaries is sufficient to provide for any losses that may be sustained on realization of the accounts receivable of the Company and its Subsidiaries.

                  (b) The inventories (and any reserves established with respect thereto) of the Company and its Subsidiaries as of December 31, 1998 are described in Item 3.21(b) of the Company Disclosure Schedule. All such inventories (net of any such reserves) are properly reflected on the Company's most recent audited financial statement included in the Company Filed SEC Documents in accordance with GAAP and, to the best knowledge of the Company, are of such quality as to be useable and saleable in the ordinary course of business (subject, in the case of work-in-process inventory, to completion in the ordinary course of business) and are reflected in the books and records of the Company or its Subsidiaries at the lower of cost (based on a first-in-first-out basis) or market value. Such inventories are located at the locations set forth in Item 3.21(b) of the Company Disclosure Schedule.

                  3.22. Customers and Suppliers. Neither the Company's nor any of its Subsidiaries' customers which individually accounted for more than 5% of the Company's or such Subsidiary's gross revenues during the 12-month period preceding the date hereof has terminated any agreement with the Company or such Subsidiary. Except as set forth in Item 3.22 of the Company Disclosure Schedule, as of the date hereof, no material supplier of the Company or any of its Subsidiaries has notified the Company in writing that it will stop, or decrease the rate of, supplying materials, products or services to the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has knowingly breached, so as to provide a benefit to the Company or any of its Subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any of its Subsidiaries.

                  3.23. Voting Requirements. Pursuant to the provisions of the DGCL, the certificate of incorporation of the Company, the by-laws of the Company and any other applicable law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock at the Company Stockholders Meeting to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt the Merger, this Agreement and the transactions contemplated by this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (i) unanimously approved the Offer, this Agreement and the transactions contemplated by this Agreement, (ii) determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (iii) resolved (subject to Section 6.2) to recommend this Agreement, the Offer and the Merger to such holders for approval and adoption and (iv) directed (subject to Section 6.2) that this Agreement be submitted to the Company's stockholders. The Company hereby agrees to the inclusion in the Schedule 14D-9 and the Company Proxy Statement of the recommendation of such Board of Directors.

                  3.24. State Takeover Statutes. The Board of Directors of the Company (including the disinterested directors thereof) has unanimously approved the Offer, this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Chapter 203 of the DGCL. To the Company's knowledge, no other state takeover statute is applicable to the Offer, the Merger, this Agreement or the transactions contemplated by this Agreement and no provision of the certificates of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Lucent to vote, or otherwise exercise the rights of a stockholder with respect to, shares of capital stock or other equity interest of the Company and its Subsidiaries that may be acquired or controlled by Lucent as contemplated by this Agreement.

                  3.25. Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by the

Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Lucent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

                  3.26. Opinion of Financial Advisor. The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair from a financial point of view to the Company's stockholders (other than Lucent and its Affiliates), a signed copy of which opinion has been or will promptly be delivered to Lucent.

                  3.27. Complete Copies of Materials. The Company has delivered or made available to Lucent true and complete copies of each material document related to the Company or its business in connection with their legal and accounting review of the Company.

                  3.28. Disclosure. None of the representations or warranties of the Company contained herein, none of the information contained in the Company Disclosure Schedule, and none of the other information or documents furnished or to be furnished to Lucent or Acquisition by the Company or any of its Subsidiaries or pursuant to the terms of this Agreement, when taken as a whole, contains, or at the Effective Time will contain, any untrue statement of a material fact or omits, or at the Effective Time will omit, to state a material fact required to be stated herein or therein necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

         4.       Representations and Warranties of Lucent and Acquisition.

                  Except as set forth on the Disclosure Schedule delivered by Lucent to the Company prior to the execution of this Agreement (the "Lucent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Lucent and Acquisition represent and warrant to the Company as follows:

                  4.1. Organization, Standing and Corporate Power. Each of Lucent and Acquisition is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent. Each of Lucent and Acquisition is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent.

                  4.2. Authority. Each of Lucent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Lucent and Acquisition and the consummation by Lucent and Acquisition of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lucent and Acquisition. This Agreement has been duly executed and delivered by Lucent and Acquisition and, constitutes the legal, valid and binding obligation of Lucent and Acquisition, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  4.3. No Conflict. (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lucent or Acquisition or any of Lucent's other Subsidiaries under, (i) the charter documents of Lucent or Acquisition, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Lucent or Acquisition or any of Lucent's other Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lucent or any of its Subsidiaries or their respective properties or assets, other than, in the case of paragraph (b), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent.

                  (b) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lucent or Acquisition in connection with the execution and delivery of this Agreement by Lucent and Acquisition or the consummation by Lucent and Acquisition of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Lucent under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations; (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under
Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Lucent is qualified to do business; and
(iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Lucent.

                  4.4. Information Supplied. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Company Proxy Statement, if any, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Company Proxy Statement, if any, at the date the Company Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lucent or Acquisition with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

                  4.5. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lucent.

         5.       Conduct Pending Closing.

                  5.1. Conduct of Business Pending Closing. From the date hereof until the Closing, the Company shall (and shall cause each of its Subsidiaries to):

                  (a) maintain its existence in good standing;

                  (b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

                  (c) maintain business and accounting records consistent with past practices; and

                  (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company or such Subsidiary the goodwill of its suppliers, customers and others having business relations with the Company or such Subsidiary.

                  5.2. Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by Lucent in writing, from the date hereof until the Closing, the Company shall not (and shall not permit any of its Subsidiaries to):

                  (a) amend or otherwise change its certificate of incorporation or by-laws;

                  (b) issue or sell or authorize for issuance or sale (other than any issuance of Company Common Stock upon the exercise of any outstanding option or warrant to purchase Company Common Stock which option or warrant was issued prior to the date hereof in accordance with the terms of the relevant stock option or warrant agreement), or grant any options or warrants or make other agreements with respect to, any shares of its capital stock or any other of its securities or warrants;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except (i) short-term borrowings (including borrowings under the Company's existing line of credit with Fleet National Bank) incurred in the ordinary course of business (or to refinance existing or maturing indebtedness) and (ii) intercompany indebtedness between the Company and any of its Subsidiaries or between Subsidiaries;

                  (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iii) authorize any capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000, except as contemplated in Item 3.8(j) of the Company Disclosure Schedule; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in
Section 5.2(e) or this Section 5.2(f);

                  (g) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for Permitted Liens;

                  (h) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods in the ordinary course of business consistent with past practice;

                  (i) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

                  (j) enter into or agree to enter into any employment agreement;

                  (k) except as set forth in Item 5.2(k) of the Company Disclosure Schedule, take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

                  (l) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (m) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

                  (n) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the most recently audited balance sheet contained in the Company SEC Documents or subsequently incurred in the ordinary course of business and consistent with past practice;

                  (o) except in connection with the sale of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights;

                  (p) except as required by law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Company Benefit Plan or any other agreement, plan or policy involving the Company or its Subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

                  (q) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its Subsidiaries, or as contemplated hereby or by the terms of any employment agreement in existence on the date hereof, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person; or

                  (r) announce an intention, commit or agree to do any of the foregoing.

                  5.3. Other Actions. The Company shall not take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied.

         6.       Additional Agreements.

                  6.1. Access; Documents; Supplemental Information. (a) From and after the date hereof until the Closing, the Company shall afford, shall cause its Subsidiaries to afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable advance notice, free and full access at all reasonable times to the properties, books and records including tax returns filed and those in the process of being prepared by the Company or any of its Subsidiaries and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company or any of its Subsidiaries in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company and its Subsidiaries, (ii) to the independent certified public accountants of Acquisition and Lucent, upon reasonable advance notice, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company and its Subsidiaries, and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company and its Subsidiaries as Acquisition and Lucent shall from time to time reasonably require.

                  (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

                  (c) Except as required by law, the Company and Lucent shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article 7 not being satisfied.

                  (d) The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure of the Company, Lucent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 6.1(d) shall not limit or otherwise affect the remedies available to the party receiving such notice.

                  (e) The Company shall notify Lucent of any filing made by the Company with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K or 10-K, not later than five business days after the date of such filing.

                  6.2. No Solicitation by the Company. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, that if, at any time prior to the date of the Company Stockholders Meeting (the "Applicable Period"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it or which did not otherwise result from a breach of this Section 6.2, and subject to providing prior written notice of its decision to take such action to Lucent (a "Section
6.2 Notice") and complying with Section 6.2(c), (A) furnish information with respect to the Company and its Subsidiaries to any Person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (B) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, a "Takeover Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (B) 20% or more of any class of equity securities of the Company or (C) any material equity interest in any Subsidiary of the Company (i.e., in excess of 20% of the outstanding capital stock of such Subsidiary), (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any material equity interest in any of its Subsidiaries, or (iii) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                  (b) Except as expressly permitted by this Section 6.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lucent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of
Section 6.2(a), the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the third business day following Lucent's receipt of written notice advising Lucent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company shall promptly advise Lucent orally and in writing of any Takeover Proposal or any request for information by any Person which the Company reasonably believes is in connection with the preparation of a Takeover Proposal, the material terms and conditions of such Takeover Proposal or the information requested by any such Person and the identity of the Person making such Takeover Proposal or request for information. The Company will promptly inform Lucent of any change in the status and material terms and conditions (including amendments or proposed amendments) of any such Takeover Proposal or request for information.

                  (d) Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, that, except as expressly permitted by this Section 6.2, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                  6.3. Preparation of the Company Proxy Statement; Company Stockholders Meeting. (a) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC a preliminary Company Proxy Statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. No filing of, or amendment or supplement to, the Company Proxy Statement will be made by the Company without providing Lucent the opportunity to review and comment thereon. The Company shall notify Lucent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Lucent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Stockholders Meeting there shall occur any event or information that should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall notify Lucent and shall promptly prepare and mail to its stockholders and file with the SEC an appropriate amendment or supplement describing such information. The Company shall not mail any Company Proxy Statement or any amendment or supplement thereto, to which Lucent reasonably objects.

                  (b) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of the Offer, this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 6.2(b), the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Notwithstanding the foregoing, if Acquisition or any other Subsidiary of Lucent shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL.

                  (c) Lucent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Lucent or any Subsidiary of Lucent to be voted in favor of the Merger, this Agreement and the transactions contemplated hereby.

                  6.4. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all reasonable acts necessary to cause the Offer Conditions to be satisfied,
(ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by the Offer and this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger or this Agreement and the other transactions contemplated by this Agreement.

                  6.5. Stock Options; Warrants. (a) The Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to terminate the Company Stock Plans as of the Effective Time and each then outstanding Company Stock Option granted under the Company Stock Plans, whether vested or unvested, shall be cancelled and converted into a right of the holder thereof to receive in respect of such Company Stock Option an amount in cash, without interest (the "Company Stock Option Consideration"), equal to the product of (i) the number of shares of Company Common Stock represented by such Company Stock Option immediately prior to such cancellation and conversion multiplied by (ii) the excess, if any, by which the Offer Price exceeds the exercise price per share with respect to such Company Stock Option (such payment to be net of all applicable federal, state, local or foreign taxes).

                  (b) Prior to the Effective Time, the Company shall (i) obtain all necessary consents from, and provide (in a form acceptable to Lucent) any required notices to, holders of Company Stock Options and (ii) amend the terms of the Company Stock Plans, in each case, as is necessary to give effect to the provisions of Section 6.5(a).

                  (c) Prior to the Effective Time, the Company shall take all actions to receive from each holder of an outstanding warrant (each, a "Warrant") to purchase shares of Company Common Stock an agreement that, as of the Effective Time, such Warrant shall be converted into a right of such holder to receive from the Paying Agent the consideration set forth in the next sentence at the same time that each such holder is entitled to receive payment for shares of Company Common Stock from the Surviving Corporation in connection with the Merger. Each holder of a Warrant shall be entitled to receive from the Paying Agent in respect of the shares of Company Common Stock to be issued upon the exercise of such Warrant, an amount in cash, without interest (the "Warrant Consideration"), equal to the product of (i) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time and
(ii) the excess, if any, by which the Offer Price exceeds the exercise price per share that was applicable with respect to such Warrant.

                  6.6. Employee Benefit Plans; Existing Agreement. (a) As soon as practicable after the Effective Time (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to non-represented employees of Lucent who are hired by Lucent after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company) (the "Continuation Period"), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof.

                  (b) With respect to each benefit plan, program practice, policy or arrangement maintained by Lucent (the "Lucent Plans") in which employees of the Company subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Lucent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Lucent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Benefit Plan.

Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out- of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Lucent Plan.

                  (c) Prior to the Effective Time, the Company shall take all necessary actions or agreements to terminate the retirement plan for employees of the Company in accordance with its terms. The effective date of such termination shall in no event be later than the Effective Time. Prior to such termination, the Company shall file with respect thereto a determination letter application on Form 5310 with the IRS. In connection with such termination, the assets of such plan (including any excess assets), net of expenses, shall be allocated among participants based on the accrued benefit obligation.

                  (d) Prior to the Effective Time, the Company shall terminate its supplemental retirement agreements. In connection therewith, accrued benefits shall be paid to each participant in such plan in accordance with the procedures described in Section 10.2 of each such supplemental retirement agreement.

                  (e) Prior to the Effective Time, the Company shall terminate its retirement plan for outside directors in accordance with the terms of such plan. In connection therewith, accrued benefits shall be paid to each participant in such plan in accordance with the procedures described in Section 16 of such plan.

                  6.7. Indemnification. (a) From and after the consummation of the Offer, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each Person who is or was a director or officer (an "Indemnified Party") of the Company or any of its Subsidiaries pursuant to any indemnification provision of the Company's certificate of incorporation or by-laws as each is in effect on the date hereof.

                  (b) For a period of six years after the consummation of the Offer, Lucent shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to the Indemnified Parties; provided that Lucent may elect either (i) to require the Company to obtain prior to the Effective Time coverage of the type contemplated by Section 10 of the Company's existing directors, officers and corporate liability insurance policy or (ii) to substitute therefor policies of at least the same coverage and amounts (containing terms and conditions which are no less advantageous to the Indemnified Parties than such existing insurance) covering acts or omissions occurring prior to the Effective Time. The current annual premium paid by the Company for its existing coverage is set forth in Item 6.7(b) of the Company Disclosure Schedule.

                  (c) This Section 6.7 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representative (each of which shall be entitled to enforce this Section
6.7 against Lucent and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Lucent and the Surviving Corporation.

                  6.8. Directors. Promptly upon the acceptance for payment of, and payment for, Shares by Acquisition pursuant to the Offer, Acquisition shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Acquisition, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares purchased by Acquisition in the Offer bears to the number of Shares outstanding, and the Company shall, at such time, cause Acquisition's designees to be so elected by its existing Board of Directors; provided, that in the event that Acquisition's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (the "Independent Directors") and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of the Company on the date hereof shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Lucent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Lucent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Acquisition shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Acquisition's designees). In connection with the foregoing, the Company will promptly, at the option of Lucent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Acquisition's designees to be elected or appointed to, and to constitute a majority of the Company's Board of Directors as provided above.

                  6.9. Fees and Expenses; Termination Fee. (a) Except as provided in this Section 6.9, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that each of Lucent and the Company shall bear and pay one-half of (i) the costs and expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement (including SEC filing fees) and (ii) the filing fees for the pre-merger notification and report forms under the HSR Act.

                  (b) In the event that (i) a bona fide Superior Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Superior Proposal and thereafter this Agreement is terminated by any of Lucent, Acquisition or the Company pursuant to Section 11(b)(i), or (ii) this Agreement is terminated (A) by Lucent or Acquisition pursuant to Section 11(g), (B) by the Company pursuant to Section 11(d) or (C) by Lucent pursuant to Section 11(c), then the Company shall promptly, but in no event later than the date of such termination, pay Lucent a fee equal to $2,000,000 (the "Termination Fee"), payable by wire transfer of same day funds; provided, that no Termination Fee shall be payable to Lucent pursuant to clause (i) of this Section 6.9(b) unless within twelve
(12) months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Superior Proposal. The Company acknowledges that the agreements contained in this Section 6.9(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Lucent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 6.9(b), and, in order to obtain such payment, Lucent commences a suit which results in a final, non-appealable judgment against the Company for the fee set forth in this Section 6.9(b), the Company shall pay to Lucent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  6.10. Public Announcements. Lucent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law (including Rule 14d-9 promulgated under the Exchange Act), court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system or as contemplated or provided elsewhere herein. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                  6.11. Stockholder Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger or this Agreement without the prior written consent of Lucent, which consent shall not be unreasonably withheld. The Company shall give Lucent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer, the Merger or the transactions contemplated by this Agreement and shall cooperate with Lucent and Acquisition to resist any such effort to restrain or prohibit or otherwise oppose the Offer, the Merger or the transactions contemplated by this Agreement.

         7.       Conditions Precedent.

                  7.1. Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

                  (a) Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

                  (b) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Lucent, as applicable, arising out of this Agreement or the transactions contemplated hereby; provided, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (c) Purchases of Shares. Acquisition shall have previously accepted for payment and paid for Shares pursuant to the Offer.

                  7.2. Conditions Precedent to Obligations of Acquisition and Lucent. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

                  (b) Representations and Warranties. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect, shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent and Acquisition shall have received a certificate dated the Closing

Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in clauses (a) and (b) of this Section
7.2 have been satisfied.

                  (c) No Material Adverse Change. No event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect on the Company, and Lucent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

                  (d) Consents. The Company shall have received all necessary consents or waivers, in form and substance satisfactory to Lucent and Acquisition, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  7.3. Conditions Precedent to the Company's Obligations. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

                  (b) Representations and Warranties. Each of the representations and warranties of Acquisition and Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in clauses (a) and (b) of this Section 7.3 have been satisfied.

         8.       Non-Survival of Representation and Warranties.

                  8.1. Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance of payment for, Shares by Acquisition pursuant to the Offer. This Section shall not limit any covenant or agreement by the parties which contemplates performance after the Effective Time.

         9.       Contents of Agreement; Parties in Interest; etc.

                  This Agreement and the agreements referred to or contemplated herein and the letter agreement dated June 18, 1999, concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

         10.      Assignment and Binding Effect.

                  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         11.      Termination.

                  This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholder of Acquisition (provided that if the Shares are purchased pursuant to the Offer, neither Lucent nor Acquisition may in any event terminate this Agreement):

                  (a) by the agreement of each of the Board of Directors of Lucent, Acquisition and the Company;

                  (b) by Lucent, Acquisition or the Company if (i) Acquisition shall not have accepted for payment any Shares pursuant to the Offer prior to December 31, 1999; provided that the right to terminate this Agreement under this Section 11(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Acquisition to accept for payment any Shares on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by Lucent, if the Company or any of its directors or officers shall participate in discussions or negotiations in breach (other than an immaterial breach) of Section 6.2;

                  (d) by the Company in accordance with Section 6.2(b); provided that, in order for the termination of this Agreement pursuant to this paragraph
(d) to be deemed effective, the Company shall have complied with all provisions of Section 6.2, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee;

                  (e) by the Company, in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 15 days after notice to Lucent by the Company;

                  (f) by Lucent or Acquisition, in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 15 days after notice to Company by Lucent or Acquisition; or

                  (g) by Lucent or Acquisition prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A and (ii) cannot be cured, or has not been cured within 15 days after the Company receives written notice from Lucent of such breach or failure to perform.

         12.      Definitions.

                  As used in this Agreement the terms set forth below shall have the following meanings:

                  (a) "Affiliate" of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. As used in this definition, "control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company.

                  (c) "best knowledge" of any Person which is not an individual means, with respect to any specific matter, the knowledge, after due inquiry, of such Person's executive officers and any other officer or persons having primary responsibility for such matter.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

                  (f) "GAAP" shall mean generally accepted accounting principles.

                  (g) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

                  (h) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

                  (i) "Material Adverse Effect" on a Person shall mean (unless otherwise specified) any condition or event that: (i) has a material adverse effect on the assets, business, financial condition, operations or prospects of such Person and its Subsidiaries, taken as a whole, other than any condition or event (A) relating to the economy in general, (B) relating to the industries in which such party operates in general, (C) arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders for products) or (D) in the case of the Company, litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement; (ii) materially impairs the ability of such Person to perform its obligations under this Agreement; or (iii) prevents or materially delays the consummation of transactions contemplated under this Agreement.

                  (j) "Permitted Liens" shall mean (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (ii) pledges or deposits made in the ordinary course of business; (iii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (iv) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

                  (k) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

                  (l) "reasonable best efforts" shall mean prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the Company, Lucent or Acquisition, as applicable, shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

                  (m) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (ii) is a general partner.

                  (n) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall include all (i) federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, (ii) liability for the payment of any amounts described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

                  (o) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         13.      Notices.

                  Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 13) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

                  If to Acquisition or Lucent:

                  Lucent Technologies Inc.
                  2000 Northeast Expressway
                  Norcross, Georgia  30071
                  Att:     President, NPG
                  Telephone No: separately supplied
                  Facsimile No: separately supplied

                  with copies to:

                  Lucent Technologies Inc.
                  600 Mountain Avenue
                  Room 6A 311
                  Murray Hill, NJ  07974
                  Att:     Pamela F. Craven
                           Vice President-Law
                  Telephone No: separately supplied
                  Facsimile No: separately supplied

                  If to the Company:

                  SpecTran Corporation
                  50 Hall Road
                  Sturbridge, MA  01566
                  Att:     President
                  Telephone No: separately supplied

                  Facsimile No: separately supplied

                  with a copy to:

                  Nordlicht & Hand
                  645 Fifth Avenue
                  New York, New York 10022

                  Att:     Ira S. Nordlicht, Esq.
                  Telephone No:  separately supplied
                  Facsimile No:  separately supplied


or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         14.      Amendment.

                  This Agreement may be amended, modified or supplemented at any time before or after obtaining the Company Stockholder Approval, provided that
(i) after any such approval, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company or the approval of the stockholders of Lucent without the further approval of such stockholders and
(ii) after the purchase of the Shares pursuant to the Offer, there shall not be made any amendment which decreases the Merger Consideration. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only by a written instrument executed by each of the parties hereto. Following the election or appointment of Acquisition's designees pursuant to Section 6.8 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Lucent and Acquisition's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws (or similar governing instruments of the Company's Subsidiaries) in violation of Section 6.7.

         15.      Extensions; Waiver.

                  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 14, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute shall not constitute a waiver of such rights.

         16.      Governing Law.

                  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state.

         17.      No Benefit to Others.

                  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

         18.      Severability.

                  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

         19.      Section Headings.

                  All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

         20.      Schedules and Exhibits.

                  All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         21.      Counterparts.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.


                                        LUCENT TECHNOLOGIES INC.



                                        By: /s/ William R. Spivey
                                           ________________________________
                                             Name:  William R. Spivey
                                             Title: Group President,
                                                    Networks Products Group




                                        SEATTLE ACQUISITION INC.



                                        By: /s/ William R. Spivey
                                           ________________________________
                                             Name:  William R. Spivey
                                             Title: President




                                        SPECTRAN CORPORATION



                                        By: /s/ Charles B. Harrison
                                           ________________________________
                                             Name:  Charles B. Harrison
                                             Title: President, Chief Executive
                                                    Officer and Chairman of
                                                    the Board of Directors

                                    EXHIBIT A

Conditions of the Offer:

                  Notwithstanding any other term of the Offer or this Agreement, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares on the date of purchase) (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, Acquisition shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with Section 11, terminate this Agreement or amend the Offer with the consent of the Company, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the second to the last sentence of Section 1.1(a)), any of the following conditions exists and is continuing and does not result principally from the breach by Lucent or Acquisition of any of their obligations under this Agreement:

                  (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Lucent or Acquisition of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Lucent or Acquisition any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Lucent or any of Lucent's Subsidiaries of all or a portion of the business or assets of the Company or Lucent and its Subsidiaries, taken as a whole, or to compel the Company or Lucent and its Subsidiaries to dispose of or hold separate all or a portion of the business or assets of the Company or Lucent and their Subsidiaries, taken as a whole, in each case as a direct result of the Offer or any of the other transactions contemplated by this Agreement or (iii) seeking to impose material limitations on the ability of Lucent or Acquisition to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Lucent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company; (v) that could reasonably be expected to require the divestiture by Lucent or Acquisition of Shares, in the case of any of the foregoing in clauses (ii), (iii) or (iv), which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the businesses of the Company and its Subsidiaries; or (vi) that could reasonably be expected to result in a Material Adverse Effect on the Company or Lucent;

                  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

                  (c) there shall have occurred any events or changes which have had or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

                  (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

                  (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply cannot be cured, or has not been cured within 15 days after the Company receives written notice from Lucent of such breach or failure to perform;

                  (f) this Agreement shall have been terminated in accordance with its terms;

                  (g) any consent (other than the filing of the Certificate of Merger or Company Stockholder Approval if required by the DGCL) required to be filed, occurred or been obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Offer and the consummation of the transactions contemplated by this Agreement shall not have been filed or obtained or shall not have occurred, except where the failure to obtain such consent could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

                  (h) the Company's Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Lucent or Acquisition (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended a Superior Proposal, (iii) shall have adopted any resolution to effect any of the foregoing or (iv) upon request of Lucent or Acquisition, shall fail to reaffirm its approval of recommendation of the Offer, the Merger Agreement or the Merger; or

                  (i) any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Lucent, Acquisition or their Affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership

(as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares.

and, in the good faith judgment of Lucent or Acquisition, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor;

                  The foregoing conditions are for the sole benefit of Lucent and Acquisition and (except for the Minimum Condition), subject to the terms of this Agreement, may be waived by Lucent and Acquisition in whole or in part at any time and from time to time in their sole discretion. The failure by Lucent or Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                            GLOSSARY OF DEFINED TERMS

Defined Term                                             Location of Definition
------------                                             ----------------------

Acquisition...........................................   Preamble
Acquisition Agreement.................................   Section 6.2(b)
Acquisition Common Stock .............................   Recitals
Affiliate.............................................   Section 12(a)
Agreement.............................................   Preamble
Applicable Period.....................................   Section 6.2(a)
Authorizations........................................   Section 3.14(b)
Benefit Plan..........................................   Section 12(b)
Benefits Date ........................................   Section 6.6
best knowledge........................................   Section 12(c)
Certificate of Merger.................................   Section 2.1(b)
Certificates..........................................   Section 2.8(a)
Closing...............................................   Section 2.1(b)
Closing Date..........................................   Section 2.1(b)
Code..................................................   Section 12(d)
Commonly Controlled Entity............................   Section 3.17(a)
Company...............................................   Preamble
Company Benefit Plans.................................   Section 3.17(a)
Company Common Stock..................................   Recitals
Company Disclosure Schedule...........................   Section 3
Company Filed SEC Documents...........................   Section 3.6
Company Non-Voting Common Stock.......................   Recitals
Company Proxy Statement...............................   Section 3.5(b)
Company SEC Documents.................................   Section 3.6
Company Stockholder Approval..........................   Section 3.23
Company Stockholders Meeting..........................   Section 6.3(b)
Company Stock Options.................................   Section 3.3(b)
Company Stock Option Consideration....................   Section 6.5(a)
Company Stock Plans...................................   Section 3.3(a)
Confidentiality Agreement.............................   Section 9
Continuation Period...................................   Section 6.6(a)
DGCL..................................................   Recitals
Dissenting Shares.....................................   Section 2.7(a)
Effective Time........................................   Section 2.1(b)
Environmental Laws....................................   Section 12(e)
ERISA.................................................   Section 3.17(a)
Exchange Act..........................................   Section 1.1(b)
GAAP..................................................   Section 12(f)
Governmental Entity...................................   Section 3.5(b)


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Hazardous Substances..................................   Section 12(g)
HSR Act...............................................   Section 3.5(b)
Immaterial Authorizations.............................   Section 3.14(b)
Indemnified Party.....................................   Section 6.7(a)
Information Statement.................................   Section 3.7
Intellectual Property Rights..........................   Section 3.15(a)
IRS...................................................   Section 3.17(a)
Laws..................................................   Section 3.14(a)
Liens.................................................   Section 12(h)
Lucent................................................   Preamble
Lucent Disclosure Schedule............................   Section 4
Lucent Plans..........................................   Section 6.6(b)
Material Adverse Effect...............................   Section 12(i)
Merger................................................   Recitals
Merger Consideration..................................   Section 2.5(c)
Minimum Condition.....................................   Exhibit A
Nasdaq................................................   Section 3.5(b)
Offer.................................................   Recitals
Offer Conditions......................................   Section 1.1(a)
Offer Documents.......................................   Section 1.1(b)
Offer Price...........................................   Recitals
Parachute Gross-Up Payment............................   Section 3.18(e)
Paying Agent..........................................   Section 2.8(a)
Pension Plans.........................................   Section 3.17(a)
Permitted Liens.......................................   Section 12(j)
Person................................................   Section 12(k)
reasonable best efforts...............................   Section 12(l)
Restraints............................................   Section 7.1(b)
SARs..................................................   Section 3.3(b)
Schedule 14D-1........................................   Section 1.1(b)
Schedule 14D-9........................................   Section 1.2(b)
SEC...................................................   Section 1.1(a)
Section 6.2 Notice....................................   Section 6.2(a)
Shares................................................   Recitals
Securities Act........................................   Section 3.6
Subsidiary............................................   Section 12(m)
Superior Proposal.....................................   Section 6.2(b)
Surviving Corporation.................................   Section 2.1(a)
Takeover Proposal.....................................   Section 6.2(a)
Tax...................................................   Section 12(n)
Tax Return............................................   Section 12(o)
Termination Fee.......................................   Section 6.9(b)
Warrant...............................................   Section 6.5(c)


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Warrant Consideration.................................   Section 6.5(c)


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